EXHIBIT 10.21
                                 PROMISSORY NOTE

$250,000.00                                          North Hollywood, California

         Sixty (60) days after written demand, THE THAXTON GROUP, INC.("Maker"), promises to pay to the order of KRAMER-WILSON COMPANY INSURANCE SERVICES, a California corporation ("Payee"), at its offices located at 12200 Sylvan Street, North Hollywood, California, or at such other address as Payee may from time to time designate, the principal sum of Two Hundred and Fifty Thousand and no/100 Dollars ($250,000), with interest thereon commencing on the date of this Note and continuing until all sums are paid in full.

         Maker agrees to pay interest on the unpaid balance at the rate of two per cent (2%) above the most recently published reference rate of Bank of America, N.T.&S.A. as of the date of this Note. On each interest due date specified in the immediately succeeding paragraph, the rate of interest on this Note shall be adjusted to that rate which is two per cent (2%) above the then most recently published reference rate of Bank of America, N.T.&S.A. as of such interest due date. Upon adjustment, such rate shall continue until the next interest adjustment date.

         All accrued interest shall be due on the first day of each month while any portion of the principal balance of this Note shall remain unpaid. Interest payments shall commence on September 1, 1996. Principal and interest are payable in lawful money of the United States. All payments received shall be credited first to interest due, balance to principal.

         If any payment or interest or principal is not made within ten (10) days of when due, then there shall be immediately due and payable from Maker to Payee a late charge in the amount of ten per cent (10%) of the amount not timely paid, which amount shall be owing whether or not Payee shall exercise any right to accelerate this Note or exercise any other remedy. In addition, if any payment of interest or principal is not made within ten (10) days of when due, Payee shall have the right and option to declare the entire principal sum and all accrued interest immediately due and payable.

         Maker waives presentment, protest and demand, notice of protest, demand and dishonor and nonpayment and agrees the due date of this Note or any installment may be extended without affecting any liability hereunder, and further promises to pay all reasonable cost and expenses, including attorney's fees, incurred by Payee in connection with any default or in any proceeding to enforce any provision of this Note or any instrument by which it is secured.

                  MAKER

                  /S/ JAMES D. THAXTON                          August 6, 1996
                  --------------------                                 --
                  James D. Thaxton, President
                  The Thaxton Group, Inc.


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